FORM 3

              U.S. SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C.

    INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

1.   Name and Address of Reporting Person*
     Cohen                    Richard
     (Last)                   (First)                  (Middle)
     c/o Symposium Telecom Corporation
     410 Park Avenue, 18th Floor
                              (Street)
     New York                 NY                       10022
     (City)                   (State)                  (Zip)

2.   Date of Event Requiring Statement
     (Month/Day/Year)
     4/25/99

3.   IRS or Social Security Number of Reporting Person (Voluntary)

4.   Issuer Name and Ticker or Trading Symbol:
     Symposium Telecom Corporation**

5.   Relationship of Reporting Person to Issuer
     (Check all applicable)
     [X]      Director
     [ ]      10% Owner
     [ ]      Officer (give title below)
     [ ]      Other (specify below)


6.   If Amendment, Date of Original
     (Month/Day/Year)
     4/23/99

7.   Individual or Joint/Group Filing
     (Check applicable line)
     [X]      Form filed by One Reporting Person
     [ ]      Form filed by More than One Reporting Person


        TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

1. Title of Security       2. Amount of   3. Ownership   4. Nature of
   (Instr. 4)              Securities     Form:          Indirect
                           Beneficially   Direct (D)     Beneficial
                           Owned          or Indirect    Ownership
                           (Instr. 4)     (I)            (Instr. 5)
                                          (Instr. 5)
Common Stock               50,000         D
*  If the Form is filed by more than one Reporting Person, see Instruction
5(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

1.Title          2.Date Exer-        3.Title and
  of             cisable             Amount of
  Deri-          and Ex-             Securities
  vative         piration            Underlying
  Security       Date (Month/        Derivative
  (Instr.4)      Day/Year)           Security
                                     (Instr.4)
                 ------------------------------------------------
                 Date  Expira-       Title            Amount or
                 Exer- tion                           Number of
Options          cis-  Date                           Shares
                 able
                 *     **            Common Stock     70,000


4.Conver-  5.Owner-    6.Nature
sion or    ship        of In-
Exercise   Form        direct
Price of   of Deri-    Benefi-
Deri-      vative      cial
vative     Security;   Owner-
Security   Direct(D)   ship
           or Indi-    (Instr.
           rect(I)     5)
           (Instr.5)

$0.01      D



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Explanation of Responses:
** The Company's ticker symbol is not yet available. This Form 3 will be amended to disclose the Company's ticker symbol as soon as it becomes available.



** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


 /S/ RICHARD COHEN                                           04/20/99
-------------------------------                              -------------
**Signature of Reporting Person                              Date

NOTE: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, SEE Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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SEC 1473 (7-96)